Exhibit 3.16

CERTIFICATE OF CONVERSION

FROM A CORPORATION

TO LIMITED LIABILITY COMPANY

Pursuant to Sections 18-204 and 18-214 of the

Delaware Limited Liability Company Act

and Section 266 of the

General Corporation Law of the State of Delaware

1.             The name of the Corporation immediately prior to the filing of this Certificate of Conversion is CPI Subsidiary Holdings Inc.  The Corporation was originally incorporated under the same name.

2.             The Corporation was originally incorporated on the 27th day of June, 1995, under the laws of the State of Delaware.  The Corporation’s jurisdiction of incorporation immediately prior to the filing of this Certificate of Conversion is the State of Delaware.

3.             The name of the limited liability company into which the Corporation shall be converted, as set forth in its Certificate of Formation, is CPI Subsidiary Holdings LLC.

4.             The Conversion has been approved in accordance with the provisions of Section 266 of the General Corporation Law of the State of Delaware.

5.             This Certificate of Conversion shall be effective at 8:47 a.m. on February 11, 2011.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Conversion to be executed in its name this 10th day of February, 2011.

CPI SUBSIDIARY HOLDINGS INC.

By:	/s/ Robert A. Fickett
Name: Robert A. Fickett
Title: Authorized Officer